Exhibit 3.142

State of Delaware Secretary of State Division of Corporations Delivered 11:28 PM 03/21/2007 FILED 09:28 PM 03/21/2007 SRV 070346324 — 2847787 FILE
CERTIFICATE OF CORRECTION
FILED TO CORRECT A CERTAIN ERROR IN THE
SEVENTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
EUREKA BROADBAND CORPORATION
FILED IN THE OFFICE
OF THE SECRETARY OF STATE OF DELAWARE
ON AUGUST 25, 2005
EUREKA BROADBAND CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,
     DOES HEREBY CERTIFY:
     1. The name of the corporation is Eureka Broadband Corporation (the “Corporation”).
     2. That a Seventh Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) was filed by the Secretary of State of Delaware on August 25, 2005 and that said Certificate of Incorporation requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.
     3. That the inaccuracy or defect of the Certificate of Incorporation to be corrected is in Article IV of the Certificate of Incorporation, which incorrectly states the number of shares of stock which the Corporation shall have authority to issue as follows: (i) the number of shares of authorized Common Stock is incorrectly stated as 3,303,182 and should be 3,303,181, (ii) ) the number of shares of authorized Preferred Stock is incorrectly stated as 2,696,818 and should be 2,696,919, and (iii) the number of shares of stock designated as Series B Cumulative Convertible Preferred Stock is incorrectly stated as 176,143 and should be 176,144.
     4. Article IV of the Certificate of Incorporation is corrected to read as follows:
     “Classes of Stock”.
     This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock”. The total number of shares which the Corporation is authorized to issue is 6,000,000. 3,303,181 shares shall be Common Stock, $.00001 par value and 2,696,819 shares shall be Preferred Stock, $.00001 par value, of which 196,993 shares shall be designated Series A Cumulative Convertible Preferred Stock (the “Series A Preferred Stock”), 176,144 shares shall be designated Series B Cumulative Convertible Preferred Stock (the “Series B Preferred Stock”) 200,000 shares shall be designated Series B-l Cumulative Convertible Preferred Stock (the “Series B-l Preferred Stock”). 1,123,682 shares shall be designated Series C Cumulative Convertible Preferred Stock (the “Series C Preferred Stock”) and 1,000,000 shares shall be designated Series D Cumulative Convertible Preferred Stock (the “Series D Preferred Stock”, and together with the Series A Preferred Stock, the Series B Preferred Stock, the Series B-1 Preferred Stock and the Series C Preferred Stock, the “Preferred Stock”). The issuance price of the Series A Preferred Stock shall be $138.90 per share (the “Series A Original Purchase Price”), the issuance price of the Series B Preferred Stock shall be $100.10 per share (the “Series B Original Purchase Price”), the issuance price of the Series C Preferred Stock shall be $5.00 per share (the “Series C Original Purchase Price”) and the issuance price of the Series D Preferred Stock shall be $13.4337 per share (the “Series D Original Purchase Price”). The Series B-l Preferred Stock shall be issued pursuant to the Corporation’s 2005 Equity Compensation Plan and the “Series B-l Original Issue Price” shall be deemed to be $.03, notwithstanding the actual exercise price or issue price thereof.”

     IN WITNESS WHEREOF, said Corporation has caused this Certificate of Correction to be signed this 21 day of March, 2007.

EUREKA BROADBAND CORPORATION
/s/ Jeffrey Ginsberg
Jeffrey Ginsberg
Chairman of the Board